EXHIBIT 23 - CONSENT OF ACCOUNTANTS



The Board of Directors
North Bancshares, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-82356) on Form S-8 of North Bancshares, Inc. of our report dated February 12, 1999, relating to the consolidated statements of financial condition of North Bancshares, Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-KSB of North Bancshares, Inc.


                                        KPMG LLP


Chicago, Illinois
March __, 1999